Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF DESIGNATION, NUMBER, VOTING POWERS, PREFERENCES AND RIGHTS OF SERIES
A CONVERTIBLE PREFERRED STOCK

Par value $.0001
OF
CALLISTO PHARMACEUTICALS, INC.

(a Delaware corporation)

CALLISTO PHARMACEUTICALS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware:

DOES HEREBY CERTIFY:

FIRST: The following resolutions have been adopted by the board of directors and by the holders of a majority in interest of the shares of the Series A Convertible Preferred Stock of the corporation in accordance with Section 242 of the Delaware General Corporation Law for the purpose of amending the corporation’s Certificate of Designation, Number, Voting Powers, Preferences and Rights of Series A Convertible Preferred Stock. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Corporation is hereby authorized and directed to amend Section 4 of the Certificate of Designation, Number, Voting Powers, Preferences and Rights of Series A Convertible Preferred Stock so that it is superceded and replaced as follows:

“Liquidation. Subject to the rights of the holders of the Series B Convertible Preferred Stock with respect to any liquidation, dissolution or winding-up of the Corporation, upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value per share and any other fees or liquidated damages owing thereon before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  A Fundamental Transaction or Change of Control Transaction shall be treated as a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder.”

 SECOND: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Law of the State of Delaware.

IN WITNESS WHEREOF, CALLISTO PHARMACEUTICALS, INC. has caused this certificate to be signed by its duly authorized officer, this 1st day of August, 2007

CALLISTO PHARMACEUTICALS, INC.
a Delaware corporation

/s/ Gary Jacob
Gary Jacob, Chief Executive Officer